Exhibit 99.2

Press release dated December 7, 2005.


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Phase III Medical Signs Definitive Agreement to Acquire NeoStem, Inc., an Adult
Stem Cell Company

    MELVILLE, N.Y.--(BUSINESS WIRE)--Dec. 7, 2005--Phase III Medical, Inc. (Phase III) (OTCBB:PHSM), has signed a definitive agreement to acquire NeoStem, Inc., a company that specializes in the collection and storage of adult stem cells.
    NeoStem operates a commercial autologous adult stem cell bank and is pioneering the pre-disease collection, processing and storage of adult stem cells for present and future medical treatment. (The adult stem cell industry is a field independent of embryonic stem cell research. "Autologous" refers to stem cell transfers where the donor and the recipient are the same.)
    Phase III plans to develop this business into an international leader in the adult stem cell field and to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine. The use of adult stem cells as a treatment option for those who develop heart disease, certain types of cancer and other critical health problems is a burgeoning area of clinical research today.
    The Company's objective is to be the leading provider of adult stem cells for therapeutic use. Following the acquisition, the business of NeoStem will become the Company's primary business and it will utilize the combined management team and advisors to grow and expand the Company. Pursuant to the terms of the agreement, Phase III will purchase all the assets, properties and rights of NeoStem that relate to its adult stem cell collection and storage business and assume certain of its liabilities in exchange for the issuance of 5 million shares of the Company's common stock. The transaction is subject to the satisfaction of a number of conditions to closing, including licensing and financing.

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    Mark Weinreb, President and CEO, Phase III, said, "This
acquisition provides Phase III with the opportunity to enter the rapidly emerging adult stem cell industry. We have been developing a relationship with NeoStem for some time now and believe in its business model and potential revenue growth. In addition, the combined management teams provide the talents and experience needed to drive business success."
    Robin Smith, M.D., MBA, who chairs the Phase III Board of Advisors, added, "Emerging therapies involving one's own adult stem cells are expected to grow rapidly as regenerative medicine revolutionizes treatment options in the 21st Century. As a pioneer in the autologous adult stem cell collection and banking arena, NeoStem has an advantage that we believe can propel us to leadership in this new medical field."
    Larry May, CEO of NeoStem, Inc., stated, "We are delighted with the prospect of joining with the outstanding management team of Phase
III. Their experience in financing and their knowledge of multiple sectors of the healthcare and life science industries will provide the expertise needed to make the Company a leader in this segment of the emerging stem cell industry."

    About Phase III Medical. Inc.

    Phase III Medical, Inc. (OTCBB:PHSM), a Delaware corporation, is an innovative, publicly traded company that, through the acquisition of NeoStem, is positioned to become an international leader in the adult stem cell field and to capitalize on the increasing importance the Company believes adult stem cells will play in the future of regenerative medicine. The management and board of directors and advisors of Phase III have collective experience in life science marketing, business management, and financial expertise, as well as significant technical, medical and scientific experience.

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the Company's ability to develop the adult stem cell business, the future of regenerative medicine and the role of adult stem cells in that future, the future use of adult stem cells as a treatment option, the potential revenue growth of NeoStem's business and the ability of the parties to satisfy all closing conditions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Phase III Medical, Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's ability to enter the adult stem cell arena and future operating results are dependent upon many factors, including but not limited to (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control;(iv) scientific and medical developments beyond the Company's control and (v) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."
    Consulting For Strategic Growth I, Ltd. ("CFSG") provides Phase III Medical Inc. with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG's receipt of cash compensation from Phase III Medical, CFSG may choose to purchase the Company's common stock and thereafter liquidate those securities at any time it deems appropriate to do so.

    CONTACT: Phase III Medical, Inc.
             Mark Weinreb, 631-574-4955
             Fax: 631-574-4956
             mweinreb@phase3med.com
             or
             Consulting for Strategic Growth I
             Stanley Wunderlich, 800-625-2236
             Fax: 212-337-8089
             info@cfsg1.com

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